================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. _)*


                                 GENPACT LIMITED
                                (Name of Issuer)


                    COMMON SHARES, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)


                                    G3922B107
                                 (CUSIP Number)

                                DECEMBER 31, 2007
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [_]    Rule 13d-1(b)
        [_]    Rule 13d-1(c)
        [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

CUSIP NO. G3922B107               Schedule 13G                     Page 2 of 44


--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON

      Genpact Investment Co. (Lux) SICAR S.a.r.l.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Luxembourg
--------------------------------------------------------------------------------
                               5.   SOLE VOTING POWER
    NUMBER OF                       106,832,699
     SHARES                    -------------------------------------------------
   BENEFICIALLY                6.   SHARED VOTING POWER
    OWNED BY                        0
     EACH                      -------------------------------------------------
   REPORTING                   7.   SOLE DISPOSITIVE POWER
    PERSON                          106,832,699
     WITH                      -------------------------------------------------
                               8.   SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      106,832,699
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      See Item 8                                                         [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      50.4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP NO. G3922B107               Schedule 13G                     Page 3 of 44


--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON

      General Atlantic LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                               5.   SOLE VOTING POWER
    NUMBER OF                       0
     SHARES                    -------------------------------------------------
   BENEFICIALLY                6.   SHARED VOTING POWER
    OWNED BY                        106,832,699
     EACH                      -------------------------------------------------
   REPORTING                   7.   SOLE DISPOSITIVE POWER
    PERSON                          0
     WITH                      -------------------------------------------------
                               8.   SHARED DISPOSITIVE POWER
                                    106,832,699
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      106,832,699
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      See Item 8                                                         [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      50.4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

CUSIP NO. G3922B107               Schedule 13G                     Page 4 of 44


--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON

      GAP-W International, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Bermuda
--------------------------------------------------------------------------------
                               5.   SOLE VOTING POWER
    NUMBER OF                       0
     SHARES                    -------------------------------------------------
   BENEFICIALLY                6.   SHARED VOTING POWER
    OWNED BY                        106,832,699
     EACH                      -------------------------------------------------
   REPORTING                   7.   SOLE DISPOSITIVE POWER
    PERSON                          0
     WITH                      -------------------------------------------------
                               8.   SHARED DISPOSITIVE POWER
                                    106,832,699
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      106,832,699
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      See Item 8                                                         [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      50.4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP NO. G3922B107               Schedule 13G                     Page 5 of 44


--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON

      General Atlantic Partners (Bermuda), L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Bermuda
--------------------------------------------------------------------------------
                               5.   SOLE VOTING POWER
    NUMBER OF                       0
     SHARES                    -------------------------------------------------
   BENEFICIALLY                6.   SHARED VOTING POWER
    OWNED BY                        106,832,699
     EACH                      -------------------------------------------------
   REPORTING                   7.   SOLE DISPOSITIVE POWER
    PERSON                          0
     WITH                      -------------------------------------------------
                               8.   SHARED DISPOSITIVE POWER
                                    106,832,699
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      106,832,699
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      See Item 8                                                         [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      50.4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP NO. G3922B107               Schedule 13G                     Page 6 of 44


--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON

      GapStar, LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                               5.   SOLE VOTING POWER
    NUMBER OF                       0
     SHARES                    -------------------------------------------------
   BENEFICIALLY                6.   SHARED VOTING POWER
    OWNED BY                        106,832,699
     EACH                      -------------------------------------------------
   REPORTING                   7.   SOLE DISPOSITIVE POWER
    PERSON                          0
     WITH                      -------------------------------------------------
                               8.   SHARED DISPOSITIVE POWER
                                    106,832,699
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      106,832,699
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      See Item 8                                                         [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      50.4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

CUSIP NO. G3922B107               Schedule 13G                     Page 7 of 44


--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON

      GAP Coinvestments III, LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                               5.   SOLE VOTING POWER
    NUMBER OF                       0
     SHARES                    -------------------------------------------------
   BENEFICIALLY                6.   SHARED VOTING POWER
    OWNED BY                        106,832,699
     EACH                      -------------------------------------------------
   REPORTING                   7.   SOLE DISPOSITIVE POWER
    PERSON                          0
     WITH                      -------------------------------------------------
                               8.   SHARED DISPOSITIVE POWER
                                    106,832,699
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      106,832,699
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      See Item 8                                                         [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      50.4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

CUSIP NO. G3922B107               Schedule 13G                     Page 8 of 44


--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON

      GAP Coinvestments IV, LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                               5.   SOLE VOTING POWER
    NUMBER OF                       0
     SHARES                    -------------------------------------------------
   BENEFICIALLY                6.   SHARED VOTING POWER
    OWNED BY                        106,832,699
     EACH                      -------------------------------------------------
   REPORTING                   7.   SOLE DISPOSITIVE POWER
    PERSON                          0
     WITH                      -------------------------------------------------
                               8.   SHARED DISPOSITIVE POWER
                                    106,832,699
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      106,832,699
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      See Item 8                                                         [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      50.4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

CUSIP NO. G3922B107               Schedule 13G                     Page 9 of 44


--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON

      GAPCO GmbH & Co. KG
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                               5.   SOLE VOTING POWER
    NUMBER OF                       0
     SHARES                    -------------------------------------------------
   BENEFICIALLY                6.   SHARED VOTING POWER
    OWNED BY                        106,832,699
     EACH                      -------------------------------------------------
   REPORTING                   7.   SOLE DISPOSITIVE POWER
    PERSON                          0
     WITH                      -------------------------------------------------
                               8.   SHARED DISPOSITIVE POWER
                                    106,832,699
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      106,832,699
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      See Item 8                                                         [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      50.4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

CUSIP NO. G3922B107               Schedule 13G                     Page 10 of 44


--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON

      GAPCO Management GmbH
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Germany
--------------------------------------------------------------------------------
                               5.   SOLE VOTING POWER
    NUMBER OF                       0
     SHARES                    -------------------------------------------------
   BENEFICIALLY                6.   SHARED VOTING POWER
    OWNED BY                        106,832,699
     EACH                      -------------------------------------------------
   REPORTING                   7.   SOLE DISPOSITIVE POWER
    PERSON                          0
     WITH                      -------------------------------------------------
                               8.   SHARED DISPOSITIVE POWER
                                    106,832,699
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      106,832,699
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      See Item 8                                                         [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      50.4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

CUSIP NO. G3922B107               Schedule 13G                     Page 11 of 44


--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON

      GAP (Bermuda) Ltd.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Bermuda
--------------------------------------------------------------------------------
                               5.   SOLE VOTING POWER
    NUMBER OF                       0
     SHARES                    -------------------------------------------------
   BENEFICIALLY                6.   SHARED VOTING POWER
    OWNED BY                        106,832,699
     EACH                      -------------------------------------------------
   REPORTING                   7.   SOLE DISPOSITIVE POWER
    PERSON                          0
     WITH                      -------------------------------------------------
                               8.   SHARED DISPOSITIVE POWER
                                    106,832,699
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      106,832,699
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      See Item 8                                                         [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      50.4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

CUSIP NO. G3922B107               Schedule 13G                     Page 12 of 44


--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON

      Oak Hill Capital Partners (Bermuda), L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Bermuda
--------------------------------------------------------------------------------
                               5.   SOLE VOTING POWER
    NUMBER OF                       0
     SHARES                    -------------------------------------------------
   BENEFICIALLY                6.   SHARED VOTING POWER
    OWNED BY                        106,832,699
     EACH                      -------------------------------------------------
   REPORTING                   7.   SOLE DISPOSITIVE POWER
    PERSON                          0
     WITH                      -------------------------------------------------
                               8.   SHARED DISPOSITIVE POWER
                                    106,832,699
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      106,832,699
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      See Item 8                                                         [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      50.4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP NO. G3922B107               Schedule 13G                     Page 13 of 44


--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON

      Oak Hill Capital Management Partners (Bermuda), L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Bermuda
--------------------------------------------------------------------------------
                               5.   SOLE VOTING POWER
    NUMBER OF                       0
     SHARES                    -------------------------------------------------
   BENEFICIALLY                6.   SHARED VOTING POWER
    OWNED BY                        106,832,699
     EACH                      -------------------------------------------------
   REPORTING                   7.   SOLE DISPOSITIVE POWER
    PERSON                          0
     WITH                      -------------------------------------------------
                               8.   SHARED DISPOSITIVE POWER
                                    106,832,699
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      106,832,699
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      See Item 8                                                         [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      50.4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP NO. G3922B107               Schedule 13G                     Page 14 of 44


--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON

      Oak Hill Capital Partners II (Cayman), L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                               5.   SOLE VOTING POWER
    NUMBER OF                       0
     SHARES                    -------------------------------------------------
   BENEFICIALLY                6.   SHARED VOTING POWER
    OWNED BY                        106,832,699
     EACH                      -------------------------------------------------
   REPORTING                   7.   SOLE DISPOSITIVE POWER
    PERSON                          0
     WITH                      -------------------------------------------------
                               8.   SHARED DISPOSITIVE POWER
                                    106,832,699
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      106,832,699
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      See Item 8                                                         [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      50.4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP NO. G3922B107               Schedule 13G                     Page 15 of 44


--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON

      Oak Hill Capital Management Partners II (Cayman), L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                               5.   SOLE VOTING POWER
    NUMBER OF                       0
     SHARES                    -------------------------------------------------
   BENEFICIALLY                6.   SHARED VOTING POWER
    OWNED BY                        106,832,699
     EACH                      -------------------------------------------------
   REPORTING                   7.   SOLE DISPOSITIVE POWER
    PERSON                          0
     WITH                      -------------------------------------------------
                               8.   SHARED DISPOSITIVE POWER
                                    106,832,699
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      106,832,699
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      See Item 8                                                         [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      50.4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP NO. G3922B107               Schedule 13G                     Page 16 of 44


--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON

      Oak Hill Capital Partners II (Cayman II), L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                               5.   SOLE VOTING POWER
    NUMBER OF                       0
     SHARES                    -------------------------------------------------
   BENEFICIALLY                6.   SHARED VOTING POWER
    OWNED BY                        106,832,699
     EACH                      -------------------------------------------------
   REPORTING                   7.   SOLE DISPOSITIVE POWER
    PERSON                          0
     WITH                      -------------------------------------------------
                               8.   SHARED DISPOSITIVE POWER
                                    106,832,699
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      106,832,699
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      See Item 8                                                         [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      50.4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP NO. G3922B107               Schedule 13G                     Page 17 of 44


--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON

      OHCP GenPar (Bermuda), L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Bermuda
--------------------------------------------------------------------------------
                               5.   SOLE VOTING POWER
    NUMBER OF                       0
     SHARES                    -------------------------------------------------
   BENEFICIALLY                6.   SHARED VOTING POWER
    OWNED BY                        106,832,699
     EACH                      -------------------------------------------------
   REPORTING                   7.   SOLE DISPOSITIVE POWER
    PERSON                          0
     WITH                      -------------------------------------------------
                               8.   SHARED DISPOSITIVE POWER
                                    106,832,699
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      106,832,699
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      See Item 8                                                         [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      50.4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP NO. G3922B107               Schedule 13G                     Page 18 of 44


--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON

      OHCP MGP Partners (Bermuda), L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Bermuda
--------------------------------------------------------------------------------
                               5.   SOLE VOTING POWER
    NUMBER OF                       0
     SHARES                    -------------------------------------------------
   BENEFICIALLY                6.   SHARED VOTING POWER
    OWNED BY                        106,832,699
     EACH                      -------------------------------------------------
   REPORTING                   7.   SOLE DISPOSITIVE POWER
    PERSON                          0
     WITH                      -------------------------------------------------
                               8.   SHARED DISPOSITIVE POWER
                                    106,832,699
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      106,832,699
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      See Item 8                                                         [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      50.4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP NO. G3922B107               Schedule 13G                     Page 19 of 44


--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON

      OHCP MGP (Bermuda), Ltd.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Bermuda
--------------------------------------------------------------------------------
                               5.   SOLE VOTING POWER
    NUMBER OF                       0
     SHARES                    -------------------------------------------------
   BENEFICIALLY                6.   SHARED VOTING POWER
    OWNED BY                        106,832,699
     EACH                      -------------------------------------------------
   REPORTING                   7.   SOLE DISPOSITIVE POWER
    PERSON                          0
     WITH                      -------------------------------------------------
                               8.   SHARED DISPOSITIVE POWER
                                    106,832,699
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      106,832,699
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      See Item 8                                                         [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      50.4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

CUSIP NO. G3922B107               Schedule 13G                     Page 20 of 44


--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON

      OHCP SLP (Bermuda), Ltd.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Bermuda
--------------------------------------------------------------------------------
                               5.   SOLE VOTING POWER
    NUMBER OF                       0
     SHARES                    -------------------------------------------------
   BENEFICIALLY                6.   SHARED VOTING POWER
    OWNED BY                        106,832,699
     EACH                      -------------------------------------------------
   REPORTING                   7.   SOLE DISPOSITIVE POWER
    PERSON                          0
     WITH                      -------------------------------------------------
                               8.   SHARED DISPOSITIVE POWER
                                    106,832,699
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      106,832,699
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      See Item 8                                                         [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      50.4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

CUSIP NO. G3922B107               Schedule 13G                     Page 21 of 44


--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON

      OHCP GenPar II (Cayman), L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                               5.   SOLE VOTING POWER
    NUMBER OF                       0
     SHARES                    -------------------------------------------------
   BENEFICIALLY                6.   SHARED VOTING POWER
    OWNED BY                        106,832,699
     EACH                      -------------------------------------------------
   REPORTING                   7.   SOLE DISPOSITIVE POWER
    PERSON                          0
     WITH                      -------------------------------------------------
                               8.   SHARED DISPOSITIVE POWER
                                    106,832,699
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      106,832,699
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      See Item 8                                                         [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      50.4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP NO. G3922B107               Schedule 13G                     Page 22 of 44


--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON

      OHCP MGP Partners II (Cayman), L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                               5.   SOLE VOTING POWER
    NUMBER OF                       0
     SHARES                    -------------------------------------------------
   BENEFICIALLY                6.   SHARED VOTING POWER
    OWNED BY                        106,832,699
     EACH                      -------------------------------------------------
   REPORTING                   7.   SOLE DISPOSITIVE POWER
    PERSON                          0
     WITH                      -------------------------------------------------
                               8.   SHARED DISPOSITIVE POWER
                                    106,832,699
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      106,832,699
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      See Item 8                                                         [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      50.4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP NO. G3922B107               Schedule 13G                     Page 23 of 44


--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON

      OHCP MGP II (Cayman), Ltd.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                               5.   SOLE VOTING POWER
    NUMBER OF                       0
     SHARES                    -------------------------------------------------
   BENEFICIALLY                6.   SHARED VOTING POWER
    OWNED BY                        106,832,699
     EACH                      -------------------------------------------------
   REPORTING                   7.   SOLE DISPOSITIVE POWER
    PERSON                          0
     WITH                      -------------------------------------------------
                               8.   SHARED DISPOSITIVE POWER
                                    106,832,699
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      106,832,699
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      See Item 8                                                         [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      50.4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

CUSIP NO. G3922B107               Schedule 13G                     Page 24 of 44


--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON

      OHCP SLP II (Cayman), Ltd.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                               5.   SOLE VOTING POWER
    NUMBER OF                       0
     SHARES                    -------------------------------------------------
   BENEFICIALLY                6.   SHARED VOTING POWER
    OWNED BY                        106,832,699
     EACH                      -------------------------------------------------
   REPORTING                   7.   SOLE DISPOSITIVE POWER
    PERSON                          0
     WITH                      -------------------------------------------------
                               8.   SHARED DISPOSITIVE POWER
                                    106,832,699
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      106,832,699
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      See Item 8                                                         [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      50.4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

CUSIP NO. G3922B107               Schedule 13G                     Page 25 of 44


ITEM 1.   (a)     NAME OF ISSUER

                  Genpact Limited (the "Company").

          (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  Canon's Court, 22 Victoria Street
                  Hamilton HM, Bermuda

ITEM 2.   (a)     NAMES OF PERSONS FILING


This Statement is being filed on behalf of each of the following persons (collectively, the "Reporting Persons")


(i)         Genpact Investment Co. (Lux) SICAR S.a.r.l. ("GICO")
(ii)        General Atlantic LLC ("GA LLC");
(iii)       GAP-W International, L.P. ("GAP-W");
(iv)        General Atlantic Partners (Bermuda), L.P. ("Bermuda LP");
(v)         GapStar, LLC ("GapStar");
(vi)        GAP Coinvestments III, LLC ("GAPCO III");
(vii)       GAP Coinvestments IV, LLC ("GAPCO IV");
(viii)      GAPCO GmbH & Co. KG ("KG");
(ix)        GAPCO Management GmbH ("GmbH");
(x)         GAP (Bermuda), Ltd. ("GAP Bermuda");
(xi)        Oak Hill Capital Partners (Bermuda), L.P. ("OHCP Bermuda");
(xii)       Oak  Hill  Capital  Management  Partners  (Bermuda),  L.P.  ("OHCMP
            Bermuda");
(xiii)      Oak Hill Capital Partners II (Cayman), L.P. ("OHCP Cayman");
(xiv)       Oak Hill  Capital  Management  Partners II (Cayman),  L.P.  ("OHCMP
            Cayman");
(xv)        Oak Hill Capital Partners II (Cayman II), L.P. ("OHCP Cayman II");
(xvi)       OHCP GenPar (Bermuda), L.P. ("GenPar Bermuda");
(xvii)      OHCP MGP Partners (Bermuda), L.P. ("MGP Partners Bermuda");
(xviii)     OHCP MGP  (Bermuda), Ltd. ("MGP Bermuda");
(xix)       OHCP SLP (Bermuda), Ltd. ("SLP Bermuda");

CUSIP NO. G3922B107               Schedule 13G                     Page 26 of 44


(xx)        OHCP GenPar II (Cayman), L.P. ("GenPar Cayman");
(xxi)       OHCP MGP Partners II (Cayman), L.P. ("MGP Partners Cayman");
(xxii)      OHCP MGP II (Cayman), Ltd. ("MGP Cayman"); and
(xxiii)     OHCP SLP II (Cayman), Ltd. "SLP Cayman")

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

With regard to persons (i) through (x) above:

c/o General Atlantic Service Company, LLC
3 Pickwick Plaza
Greenwich, CT 06830

With regard to persons (xi) through (xxiii):

201 Main Street, Suite 2415
Fort Worth, Texas 76102

         (c)      CITIZENSHIP

(i)      GICO - Luxembourg
(ii)     GA LLC - Delaware
(iii)    GAP-W - Bermuda
(iv)     Bermuda LP  - Bermuda
(v)      GapStar - Delaware
(vi)     GAPCO III - Delaware
(vii)    GAPCO IV - Delaware
(viii)   KG - Germany
(ix)     GmbH - Germany
(x)      GAP Bermuda - Bermuda
(xi)     OHCP Bermuda - Bermuda
(xii)    OHCMP Bermuda - Bermuda
(xiii)   OHCP Cayman - Cayman Islands
(xiv)    OHCMP Cayman - Cayman Islands
(xv)     OHCP Cayman II - Cayman Islands
(xvi)    GenPar Bermuda - Bermuda

CUSIP NO. G3922B107               Schedule 13G                     Page 27 of 44


(xvii)   MGP Partners Bermuda - Bermuda
(xviii)  MGP Bermuda - Bermuda
(xix)    SLP Bermuda - Bermuda
(xx)     GenPar Cayman - Cayman Islands
(xxi)    MGP Partners Cayman - Cayman Islands
(xxii)   MGP Cayman - Cayman Islands
(xxiii)  SLP Cayman - Cayman Islands

         (d)      TITLE OF CLASS OF SECURITIES

Common Shares, par value $0.01 per share (the "Common Shares" or "Shares")

         (e)      CUSIP NUMBER

G3922B107


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS:

Not applicable.

ITEM 4.           OWNERSHIP.

(a) - (c)         The responses of the Reporting  Persons to Rows 5, 6, 7, 8, 9 and 11 in each of their respective cover pages to this Schedule 13G are incorporated herein by reference.

DIRECT BENEFICIAL OWNERSHIP

All of the 106,832,699 Common Shares reported on this Schedule 13G are directly owned by GICO.


INDIRECT BENEFICIAL OWNERSHIP

GICO is an investment vehicle owned directly by Bermuda LP, GAP-W, GapStar, GAPCO III, GAPCO IV, KG (collectively, the "General Atlantic Shareholders"), OHCP Bermuda, OHCMP Bermuda, OHCP II Cayman, OHCMP Cayman II, and OHCP II Cayman II (collectively, the "Oak Hill Shareholders").

GAP Bermuda is the general partner of Bermuda LP and GAP-W. General Atlantic is the sole member of GapStar. The Managing Directors of GA LLC are the managing members of GAPCO III and GAPCO IV and the directors of GAP Bermuda. GmbH is the

CUSIP NO. G3922B107               Schedule 13G                     Page 28 of 44


general partner of KG. The Managing Directors of GA LLC make voting and investment decisions with respect to the securities held by KG and GmbH. There are twenty-nine managing directors of GA LLC.

GenPar Bermuda is the general partner of OHCMP Bermuda and OHCP Bermuda. MGP Partners Bermuda is the general partner of GenPar Bermuda. MGP Bermuda is the general partner of GenPar Bermuda. SLP Bermuda exercises voting and dispositive control over the shares held by OHCP and OHCMP.

GenPar Cayman is the general partner of OHCP Cayman, OHCP Cayman II and OHCMP Cayman. MGP Partner Cayman is the general partner of OHCP Cayman. MGP Cayman is the general partner of MGP Partners Cayman. SLP Cayman exercises voting and dispositive control over the shares held by OHCP Cayman, OHCP Cayman II and OHCMP Cayman.


GICO SHAREHOLDERS AGREEMENT

The General Atlantic Shareholders, the Oak Hill Shareholders and GICO are parties to the Shareholders Agreement among themselves and certain management shareholders named therein (the "GICO Shareholders Agreement.")

The GICO Shareholders Agreement provides that the General Atlantic Shareholders and the Oak Hill Shareholders are entitled to designate the members of GICO's board of directors and requires that each shareholder party to the GICO Shareholders Agreement vote its respective Shares in favor of such designees. The GICO Shareholders Agreement contains provisions restricting the transfer of GICO's securities. In addition, the General Atlantic Shareholders and the Oak Hill Shareholders must unanimously approve any action taken by GICO.

The foregoing description is not complete and is qualified in its entirety to the GICO Agreement, which is attached as Exhibit 2 to this Schedule 13G and incorporated herein by reference.

Given the terms of the GICO Shareholders Agreement, the Reporting Persons may be deemed to constitute a "group" that collectively beneficially owns 106,832,699 Shares, or 50.4%, of the Company's Common Shares for purposes of
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. The Share ownership reported herein by the Reporting Persons does not include any shares owned by the other parties to the GICO Shareholders Agreement.


ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

CUSIP NO. G3922B107               Schedule 13G                     Page 29 of 44


ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Item 4.

In addition, the Company, GICO, the General Atlantic Shareholders, the Oak Hill Shareholders and certain affiliates of General Electric (the "GE Shareholders") and WIH Holding, an affiliate of Wachovia Corporation (collectively, the "Shareholders") entered into an amended and restated shareholders agreement (the "Genpact Agreement") relating to the Common Shares the Shareholders hold in the Company. Pursuant to the Genpact Agreement, GICO is entitled to nominate four persons to the Company's board of directors and the GE Shareholders are entitled to nominate two persons to the Company board of directors. The Shareholders agreed to vote their shares to elect such persons. The number of directors that the GE Shareholders and GICO is entitled to appoint is reduced if their respective ownership in the Company declines below certain levels and such right ceases if such ownership is below 10% of the Company's outstanding Common Shares.

Under the Genpact Agreement, each of the Shareholders is subject to certain restrictions on the transfer of their Common Shares. GICO, the General Atlantic Shareholders and the Oak Hill Shareholders have agreed not to transfer their Shares if such transfer would result in a change of control (as defined in the Genpact Agreement) unless certain conditions are met which require that all outstanding Common Shares owned by the Shareholders are sold for cash or certain types of marketable securities (or both), provided that a limited number may be exchanged for equity of, or remain outstanding in, the surviving person in certain circumstances. In the event of certain transfers by GICO, each of the GE Shareholders and WIH Holding has certain co-sale rights which permit them to sell shares to such transferee on the same terms and conditions.

Until December 31, 2009, GICO, the General Atlantic Shareholders and the Oak Hill Shareholders are also prohibited from transferring Shares to a general partner, limited partner, shareholder, member or other equity holder of General Atlantic or Oak Hill without the GE Shareholders' prior written consent, unless such transfer is a sale for value and on arms-length terms that would be subject to the co-sale rights described above.

CUSIP NO. G3922B107               Schedule 13G                     Page 30 of 44


The GE shareholders have agreed to grant GICO, and WIH Holding has agreed to grant the Company, certain rights of first refusal in the event they desire to transfer shares other than to an affiliate or in a registered offering or a sale pursuant to Rule 144.

The Genpact Agreement grants the Shareholders certain rights to require the Company to register for public resale under the Securities Act all Common Shares that they request be registered. In addition, the Genpact Agreement grants the Shareholders piggyback rights on any registration for the Company's account or the account of another Shareholder. These rights are subject to certain limitations, including customary cutbacks and other restrictions. In connection with registrations described above, the Company will indemnify any selling shareholders and will bear all fees, costs and expenses, except underwriting discounts and selling commissions and except that the selling shareholders will reimburse the Company for out of pocket expenses in the case of a second demand registration within the first fifteen months beginning 180 days after August 7, 2007, the date of consummation of the Issuer's initial public offering, or 150 days after such date if a waiver of the underwriters lock-up agreement is granted in respect of any Shareholder.

The  Genpact  Agreement  also  provides  certain   information  rights  to  the
Shareholders   and  regulates  the  parties'   conduct   concerning   corporate
opportunities.

The foregoing description is not complete and is qualified in its entirety to the Genpact Agreement, which is attached as Exhibit 3 to this Schedule 13G and incorporated herein by reference.

An aggregate of 160,615,838 Common Shares are subject to the Genpact Shareholders Agreement, of which 106,832,699 Common Shares are held directly by GICO (and indirectly beneficially owned by the General Atlantic Shareholders and Oak Hill Shareholders, as reported above under Item 4), 39,947,364 Common Shares are held directly by the GE Shareholders and 13,835,775 Common Shares are held directly by WIH Holding. Nothing in this Schedule 13G shall be deemed to constitute an admission by any Reporting Person that it is the beneficial owner of any of the Common Shares of the Issuer covered by the Genpact Shareholders Agreement, other than the Common Shares held directly or indirectly by such Reporting Person, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed. Each Reporting Person expressly disclaims (i) the existence of any group as a result of the Genpact
Shareholders Agreement, and (ii) beneficial ownership with respect to any Common Shares other than the Common Shares held directly by GICO (and indirectly beneficially owned by the General Atlantic Shareholders and Oak Hill Shareholders, as reported above under Item 4). Based on 211,785,480 Common Shares outstanding (according to Quarterly Report on Form 10-Q of the Issuer filed on November 14, 2007), the 160,615,838 Common Shares subject to the Genpact Shareholders Agreement represent approximately 75.8% of the outstanding Common Shares.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

Not applicable.

CUSIP NO. G3922B107               Schedule 13G                     Page 31 of 44


ITEM 10.          CERTIFICATION


Not applicable.

CUSIP NO. G3922B107               Schedule 13G                     Page 32 of 44


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of February 14, 2008

                                GENPACT INVESTMENT CO. (LUX) SICAR S.A.R.L.


                                By: /s/ John R. Monsky
                                    -------------------------------------------
                                    Name:  John R. Monsky
                                    Title: Officer


                                By: /s/ Mark F. Dzialga
                                    -------------------------------------------
                                    Name:  Mark F. Dzialga
                                    Title: Manager


                                GENERAL ATLANTIC LLC


                                By: /s/ Thomas J. Murphy
                                    -------------------------------------------
                                    Name:   Thomas J. Murphy
                                    Title:  Managing Director


                                GENERAL ATLANTIC PARTNERS (BERMUDA), L.P.


                                By: GAP (Bermuda), Ltd.,  its General Partner


                                By: /s/ Thomas J. Murphy
                                    -------------------------------------------
                                    Name:  Thomas J. Murphy
                                    Title: Director


                                GAPSTAR, LLC


                                By: General Atlantic LLC, its Member


                                By: /s/ Thomas J. Murphy
                                    -------------------------------------------
                                    Name:   Thomas J. Murphy
                                    Title:  Managing Director


                                GAP-W INTERNATIONAL, L.P.


                                By: GAP (Bermuda), Ltd.,  its General Partner


                                By: /s/ Thomas J. Murphy
                                    -------------------------------------------
                                    Name:  Thomas J. Murphy
                                    Title: Director

CUSIP NO. G3922B107               Schedule 13G                     Page 33 of 44



                                GAPCO INVESTMENTS III, LLC


                                By: /s/ Thomas J. Murphy
                                    -------------------------------------------
                                    Name: Thomas J. Murphy
                                    Title:   Managing Member


                                GAPCO INVESTMENTS IV, LLC

                                By: /s/ Thomas J. Murphy
                                    -------------------------------------------
                                    Name:   Thomas J. Murphy
                                    Title:  Managing Member


                                GAPCO GMBH & CO. KG


                                By: GAPCO Management GmbH, its General Partner


                                By: /s/ Thomas J. Murphy
                                    -------------------------------------------
                                    Name:   Thomas J. Murphy
                                    Title:  Procuration Officer


                                GAPCO MANAGEMENT GMBH


                                By: /s/ Thomas J. Murphy
                                    -------------------------------------------
                                    Name:   Thomas J. Murphy
                                    Title:  Procuration Officer


                                GAP  (BERMUDA), LTD.


                                By: /s/ Thomas J. Murphy
                                    -------------------------------------------
                                    Name:   Thomas J. Murphy
                                    Title:  Director

CUSIP NO. G3922B107               Schedule 13G                     Page 34 of 44



                                OAK HILL CAPITAL PARTNERS (BERMUDA), L.P.


                                By:  OHCP GenPar (Bermuda), L.P.
                                     ITS GENERAL PARTNER

                                     By: OHCP MGP Partners (Bermuda), L.P.
                                            ITS GENERAL PARTNER

                                         By:  OHCP MGP (Bermuda), Ltd.
                                                 ITS GENERAL PARTNER

                                            By: /s/ John R. Monsky
                                                -------------------------------
                                                Name:  John R. Monsky
                                                Title: Officer

                                OAK HILL CAPITAL MANAGEMENT PARTNERS
                                (BERMUDA), L.P.


                                By:  OHCP GenPar (Bermuda), L.P.
                                     ITS GENERAL PARTNER

                                     By: OHCP MGP Partners (Bermuda), L.P.
                                            ITS GENERAL PARTNER

                                         By:  OHCP MGP (Bermuda), Ltd.
                                                 ITS GENERAL PARTNER

                                            By: /s/ John R. Monsky
                                                -------------------------------
                                               Name:  John R. Monsky
                                               Title: Officer


                                OHCP GENPAR (BERMUDA), L.P.

                                By: OHCP MGP Partners (Bermuda), L.P.
                                       ITS GENERAL PARTNER

                                      By: OHCP MGP (Bermuda), Ltd.
                                             ITS GENERAL PARTNER

                                          By:  /s/ John R. Monsky
                                               --------------------------------
                                               Name:  John R. Monsky
                                               Title: Officer

CUSIP NO. G3922B107               Schedule 13G                     Page 35 of 44



                                OHCP MGP PARTNERS (BERMUDA), L.P.

                                By:  OHCP MGP (Bermuda), Ltd.
                                        ITS GENERAL PARTNER

                                        By: /s/ John R. Monsky
                                            -----------------------------------
                                            Name:  John R. Monsky
                                            Title: Officer


                                OHCP MGP (BERMUDA), LTD.

                                By: /s/ John R. Monsky
                                    -------------------------------------------
                                    Name:  John R. Monsky
                                    Title: Officer

                                OHCP SLP (BERMUDA), LTD.

                                By: /s/ John R. Monsky
                                    -------------------------------------------
                                    Name:  John R. Monsky
                                    Title: Officer


                                OAK HILL CAPITAL PARTNERS II (CAYMAN), L.P.


                                By:  OHCP GenPar II (Cayman), L.P.
                                     ITS GENERAL PARTNER

                                     By: OHCP MGP Partners II (Cayman), L.P.
                                            ITS GENERAL PARTNER

                                         By:  OHCP MGP II (Cayman), Ltd.
                                                 ITS GENERAL PARTNER

                                            By: /s/ John R. Monsky
                                                -------------------------------
                                                Name:  John R. Monsky
                                                Title: Officer

CUSIP NO. G3922B107               Schedule 13G                     Page 36 of 44



                                OAK HILL CAPITAL PARTNERS II (CAYMAN II), L.P.


                                By:  OHCP GenPar II (Cayman), L.P.
                                     ITS GENERAL PARTNER

                                     By: OHCP MGP Partners II (Cayman), L.P.
                                            ITS GENERAL PARTNER

                                         By:  OHCP MGP II (Cayman), Ltd.
                                                 ITS GENERAL PARTNER

                                            By: /s/ John R. Monsky
                                                -------------------------------
                                                Name:  John R. Monsky
                                                Title: Officer



                                OAK HILL CAPITAL MANAGEMENT PARTNERS II
                                (CAYMAN), L.P.


                                By:  OHCP GenPar II (Cayman), L.P.
                                     ITS GENERAL PARTNER

                                     By: OHCP MGP Partners II (Cayman), L.P.
                                            ITS GENERAL PARTNER

                                         By:  OHCP MGP II (Cayman), Ltd.
                                                 ITS GENERAL PARTNER

                                            By: /s/ John R. Monsky
                                                -------------------------------
                                                Name:  John R. Monsky
                                                Title: Officer



                                OHCP GENPAR II (CAYMAN), L.P.

                                By:  OHCP MGP Partners II (Cayman), L.P.
                                        ITS GENERAL PARTNER

                                       By: OHCP MGP II (Cayman), Ltd.
                                              ITS GENERAL PARTNER

                                            By: /s/ John R. Monsky
                                                -------------------------------
                                                Name:  John R. Monsky
                                                Title: Officer

CUSIP NO. G3922B107               Schedule 13G                     Page 37 of 44



                                OHCP MGP PARTNERS II (CAYMAN), L.P.

                                By:  OHCP MGP II (Cayman), Ltd.
                                        ITS GENERAL PARTNER

                                        By: /s/ John R. Monsky
                                            -----------------------------------
                                            Name:  John R. Monsky
                                            Title: Officer



                                OHCP MGP II (CAYMAN), LTD.


                                By: /s/ John R. Monsky
                                    -------------------------------------------
                                    Name:  John R. Monsky
                                    Title: Officer



                                OHCP SLP II (CAYMAN), LTD.


                                By: /s/ John R. Monsky
                                    -------------------------------------------
                                    Name:  John R. Monsky
                                    Title: Officer

CUSIP NO. G3922B107               Schedule 13G                     Page 38 of 44



                                 EXHIBIT INDEX



Exhibit 1. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Exhibit 2. Form of Shareholders Agreement, dated as of August 2005, by and among GECIS Investment Co. (Lux) and the shareholders listed on the signature pages thereto.

Exhibit 3. Form of Amended and Restated Shareholders' Agreement by and among Genpact Limited, Genpact Global Holdings (Bermuda) Limited, Genpact Global (Bermuda) Limited and the shareholders listed on the signature pages thereto (incorporated by reference to Exhibit 10.1 of the Registration Statement on Form S-1 filed by Genpact Limited with the Securities and Exchange Commission on August 1, 2007)

CUSIP NO. G3922B107               Schedule 13G                     Page 39 of 44


                                                                      EXHIBIT 1


              JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

         The undersigned  acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated as of February 14, 2008

                                GENPACT INVESTMENT CO. (LUX) SICAR S.A.R.L.


                                By: /s/ John R. Monsky
                                    -------------------------------------------
                                    Name:  John R. Monsky
                                    Title: Officer


                                By: /s/ Mark F. Dzialga
                                    -------------------------------------------
                                    Name:  Mark F. Dzialga
                                    Title: Manager


                                GENERAL ATLANTIC LLC


                                By: /s/ Thomas J. Murphy
                                    -------------------------------------------
                                    Name:   Thomas J. Murphy
                                    Title:  Managing Director


                                GENERAL ATLANTIC PARTNERS (BERMUDA), L.P.


                                By: GAP (Bermuda), Ltd.,  its General Partner


                                By: /s/ Thomas J. Murphy
                                    -------------------------------------------
                                    Name:  Thomas J. Murphy
                                    Title: Director


                                GAPSTAR, LLC


                                By: General Atlantic LLC, its Member


                                By: /s/ Thomas J. Murphy
                                    -------------------------------------------
                                    Name:   Thomas J. Murphy
                                    Title:  Managing Director

CUSIP NO. G3922B107               Schedule 13G                     Page 40 of 44


                                GAP-W INTERNATIONAL, L.P.


                                By: GAP (Bermuda), Ltd.,  its General Partner


                                By: /s/ Thomas J. Murphy
                                    -------------------------------------------
                                    Name:  Thomas J. Murphy
                                    Title: Director



                                GAPCO INVESTMENTS III, LLC


                                By: /s/ Thomas J. Murphy
                                    -------------------------------------------
                                    Name: Thomas J. Murphy
                                    Title:   Managing Member


                                GAPCO INVESTMENTS IV, LLC

                                By: /s/ Thomas J. Murphy
                                    -------------------------------------------
                                    Name:   Thomas J. Murphy
                                    Title:  Managing Member


                                GAPCO GMBH & CO. KG


                                By: GAPCO Management GmbH, its General Partner


                                By: /s/ Thomas J. Murphy
                                    -------------------------------------------
                                    Name:   Thomas J. Murphy
                                    Title:  Procuration Officer

CUSIP NO. G3922B107               Schedule 13G                     Page 41 of 44


                                GAPCO MANAGEMENT GMBH


                                By: /s/ Thomas J. Murphy
                                    -------------------------------------------
                                    Name:   Thomas J. Murphy
                                    Title:  Procuration Officer


                                GAP  (BERMUDA), LTD.


                                By: /s/ Thomas J. Murphy
                                    -------------------------------------------
                                    Name:   Thomas J. Murphy
                                    Title:  Director



                                OAK HILL CAPITAL PARTNERS (BERMUDA), L.P.


                                By:  OHCP GenPar (Bermuda), L.P.
                                     ITS GENERAL PARTNER

                                     By: OHCP MGP Partners (Bermuda), L.P.
                                            ITS GENERAL PARTNER

                                         By:  OHCP MGP (Bermuda), Ltd.
                                                 ITS GENERAL PARTNER

                                            By: /s/ John R. Monsky
                                                -------------------------------
                                                Name:  John R. Monsky
                                                Title: Officer

                                OAK HILL CAPITAL MANAGEMENT PARTNERS
                                (BERMUDA), L.P.


                                By:  OHCP GenPar (Bermuda), L.P.
                                     ITS GENERAL PARTNER

                                     By: OHCP MGP Partners (Bermuda), L.P.
                                            ITS GENERAL PARTNER

                                         By:  OHCP MGP (Bermuda), Ltd.
                                                 ITS GENERAL PARTNER

                                            By: /s/ John R. Monsky
                                                -------------------------------
                                               Name:  John R. Monsky
                                               Title: Officer

CUSIP NO. G3922B107               Schedule 13G                     Page 42 of 44



                                OHCP GENPAR (BERMUDA), L.P.

                                By: OHCP MGP Partners (Bermuda), L.P.
                                       ITS GENERAL PARTNER

                                      By: OHCP MGP (Bermuda), Ltd.
                                             ITS GENERAL PARTNER

                                          By:  /s/ John R. Monsky
                                               --------------------------------
                                               Name:  John R. Monsky
                                               Title: Officer



                                OHCP MGP PARTNERS (BERMUDA), L.P.

                                By:  OHCP MGP (Bermuda), Ltd.
                                        ITS GENERAL PARTNER

                                        By: /s/ John R. Monsky
                                            -----------------------------------
                                            Name:  John R. Monsky
                                            Title: Officer


                                OHCP MGP (BERMUDA), LTD.

                                By: /s/ John R. Monsky
                                    -------------------------------------------
                                    Name:  John R. Monsky
                                    Title:

                                OHCP SLP (BERMUDA), LTD.

                                By: /s/  John R. Monsky
                                    -------------------------------------------
                                    Name:  John R. Monsky
                                    Title: Officer


                                OAK HILL CAPITAL PARTNERS II (CAYMAN), L.P.


                                By:  OHCP GenPar II (Cayman), L.P.
                                     ITS GENERAL PARTNER

                                     By: OHCP MGP Partners II (Cayman), L.P.
                                            ITS GENERAL PARTNER

                                         By:  OHCP MGP II (Cayman), Ltd.
                                                 ITS GENERAL PARTNER

                                            By: /s/  John R. Monsky
                                                -------------------------------
                                                Name:  John R. Monsky
                                                Title: Officer

CUSIP NO. G3922B107               Schedule 13G                     Page 43 of 44



                                OAK HILL CAPITAL PARTNERS II (CAYMAN II), L.P.


                                By:  OHCP GenPar II (Cayman), L.P.
                                     ITS GENERAL PARTNER

                                     By: OHCP MGP Partners II (Cayman), L.P.
                                            ITS GENERAL PARTNER

                                         By:  OHCP MGP II (Cayman), Ltd.
                                                 ITS GENERAL PARTNER

                                            By: /s/  John R. Monsky
                                                -------------------------------
                                                Name:  John R. Monsky
                                                Title: Officer



                                OAK HILL CAPITAL MANAGEMENT PARTNERS II
                                (CAYMAN), L.P.


                                By:  OHCP GenPar II (Cayman), L.P.
                                     ITS GENERAL PARTNER

                                     By: OHCP MGP Partners II (Cayman), L.P.
                                            ITS GENERAL PARTNER

                                         By:  OHCP MGP II (Cayman), Ltd.
                                                 ITS GENERAL PARTNER

                                            By: /s/  John R. Monsky
                                                -------------------------------
                                                Name:  John R. Monsky
                                                Title: Officer



                                OHCP GENPAR II (CAYMAN), L.P.

                                By:  OHCP MGP Partners II (Cayman), L.P.
                                        ITS GENERAL PARTNER

                                       By: OHCP MGP II (Cayman), Ltd.
                                              ITS GENERAL PARTNER

                                            By: /s/  John R. Monsky
                                                -------------------------------
                                                Name:  John R. Monsky
                                                Title: Officer

CUSIP NO. G3922B107               Schedule 13G                     Page 44 of 44



                                OHCP MGP PARTNERS II (CAYMAN), L.P.

                                By:  OHCP MGP II (Cayman), Ltd.
                                        ITS GENERAL PARTNER

                                        By: /s/ John R. Monsky
                                            -----------------------------------
                                            Name:  John R. Monsky
                                            Title: Officer



                                OHCP MGP II (CAYMAN), LTD.


                                By: /s/ John R. Monsky
                                    -------------------------------------------
                                    Name:  John R. Monsky
                                    Title: Officer



                                OHCP SLP II (CAYMAN), LTD.


                                By: /s/ John R. Monsky
                                    -------------------------------------------
                                    Name:  John R. Monsky
                                    Title: Officer